Exhibit 99.1
Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences, Inc. (Formerly Hudson Health Sciences) Completes Merger

Thursday July 22, 8:07 am ET

Raises $8.0 million in Private Placement Financing

SOUTH SAN FRANCISCO, Calif., July 22 /PRNewswire/ -- Hana Biosciences, Inc. (formerly Hudson Health Sciences) a biopharmaceutical company headquartered in South San Francisco, California, announced today the completion of a merger transaction with publicly-held Email Real Estate.com (OTC Bulletin Board: EMLR - News), based in Denver, CO.

The transaction was completed by the merger of a wholly-owned subsidiary of Email Real Estate.com with and into Hudson Health Sciences, with Hudson remaining as the surviving corporation and a wholly-owned operating subsidiary of Email Real Estate.com.

Also, in connection with the merger, Hudson's corporate name changed to Hana Biosciences, Inc., which will continue operating as a subsidiary of Email Real Estate.com. Email Real Estate.com intends to seek shareholder approval as soon as practicable to change its corporate name to reflect the new business plan and to reincorporate under Delaware law.

"This transaction will accelerate our company strategy of acquiring and developing innovative oncology products through collaborations and alliances," said Mark J. Ahn, PhD, President and CEO of Hana. "With our lead product PT-523 already in Phase I trials in solid tumors and IPdR poised to enter clinical trials for certain types of radiosensitive cancers, we have a solid platform for developing and commercializing these and other drugs for the treatment of cancer and immunological diseases."

In consideration for their shares of Hana capital stock, the Hana stockholders collectively received approximately 87 percent of Email Real Estate.com's equity on a fully-diluted basis after giving effect to the transaction. Further, the officers and directors of Hana replaced all of the officers and directors of Email Real Estate.com, Email Real Estate.com will cease all of its existing business operations and will immediately adopt and implement Hana's business plan.

Concurrent with the merger, Hana also announced that it closed an $8.0 million private placement financing led by Rodman & Renshaw as placement agent. "We are very pleased with the interest and enthusiasm investors have shown in Hana Biosciences," said Ahn. "This additional capital will expedite the development of our current products and enable Hana to continue to further expand its pipeline and capabilities."

About Hana Biosciences

Hana Biosciences acquires, develops, and commercializes innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at http://www.hanabiosciences.com .

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Source: Hana Biosciences, Inc.